SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

FRANKLIN BANK CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-505I8	11-3626383
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 339-8900

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[      ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[      ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[      ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[      ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 9.01 Financial Statements and Exhibits
S I G N A T U R E
EXHIBIT INDEX
Agreement and Plan of Reorganization
Press Release

Section 1 – Registrant’s Business and Operations

     Item 1.01 Entry into a Material Definitive Agreement

     On December 20, 2004, Franklin Bank Corp. (“Franklin”), The First National Bank of Athens (“FNB Athens”) and The Ginger Murchison Foundation (the “Foundation”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) pursuant to which Franklin agreed to acquire all of the outstanding common stock of FNB Athens through the consolidation of an interim bank subsidiary of Franklin with FNB Athens (the “Consolidation”). FNB Athens is a closely held national bank headquartered in Athens, Texas. As of September 30, 2004, FNB Athens had approximately $215.7 million in assets, $186.9 million in deposits and $27.7 million in shareholders’ equity. The Reorganization Agreement contemplates that, following the Consolidation, FNB Athens will be merged with and into Franklin’s banking subsidiary, Franklin Bank, S.S.B. The information set forth herein is qualified in its entirety by reference to the full text of the Reorganization Agreement, which is filed as part of this Form 8-K as Exhibit 2.1. A copy of the press release announcing the transaction is filed as part of this Form 8-K as Exhibit 99.1.

     The Reorganization Agreement provides that shareholders of FNB Athens will receive aggregate consideration estimated at approximately $58.3 million, seventy-five percent in cash and twenty-five percent in shares of Franklin’s common stock. The number of shares of Franklin common stock to be issued in the Consolidation will be determined based on the average of the daily volume-weighted average prices of the Franklin common stock for the twenty consecutive trading days prior to and including the second trading day prior to the closing date.

     The shares of Franklin common stock to be issued in the Consolidation will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof and Regulation D promulgated thereunder. Pursuant to the terms of a related registration rights agreement, Franklin will, prior to the expiration of 180 days after the consummation of the Consolidation, file a shelf registration statement under the Securities Act registering the resale by the former shareholders of FNB Athens of the shares of Franklin common stock received by them in the Consolidation. The registration rights agreement contains certain limitations on the resale of the shares of Franklin common stock by the Foundation and other former shareholders of FNB Athens who receive shares of Franklin common stock issued in the Consolidation. Under these “lock-up” provisions, twenty-five percent of the total number of shares of Franklin common stock received by each party to the registration rights agreement will become available for sale on the day that is 180 days after the closing date of the Consolidation. Thereafter, the lock-up provisions expire with respect to an additional twenty-five percent of the total number of shares of Franklin common stock received by each party to the registration rights agreement on the day that is 270, 360 and 450 days, respectively, after the closing date of the Consolidation. Franklin will bear all expenses of such registration, other than the expenses of any separate counsel for the selling shareholders and any discounts, selling commissions or brokerage fees incurred by the selling shareholders in connection therewith.

     Consummation of the Consolidation is subject to approval by regulatory authorities, approval by the holders of two-thirds of the outstanding shares of FNB Athens, and to the satisfaction of certain other conditions set forth in the Reorganization Agreement. The holders of more than two-thirds of the outstanding shares of FNB Athens have signed an agreement to vote their shares in favor of the Consolidation. The Consolidation is expected to close during the second quarter of 2005.

Section 3 – Securities and Trading Markets

     Item 3.02 Unregistered Sales of Equity Securities

     The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits.

Exhibit 2.1	Agreement and Plan of Reorganization by and among Franklin Bank Corp., The First National Bank of Athens and The Ginger Murchison Foundation dated as of December 20, 2004

Exhibit 99.1	Press release of Franklin Bank Corp. dated December 21, 2004

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.

Dated: December 23, 2004	By:	/s/ Russell McCann

Russell McCann
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Reorganization by and among Franklin Bank Corp., The First National Bank of Athens and The Ginger Murchison Foundation dated as of December 20, 2004

99.1	Press release of Franklin Bank Corp. dated December 21, 2004